Exhibit (d)(2)

DEPOSIT ESCROW AGREEMENT

THIS DEPOSIT ESCROW AGREEMENT (“Deposit Escrow Agreement”) is made and entered into this 15th day of October, 2012, by and among LFP Broadcasting, LLC, a Delaware limited liability company (“Parent”), Flynt Broadcast, Inc., a Colorado corporation (“Merger Sub”), and New Frontier Media, Inc., a Colorado corporation (“Company”), and U.S. Bank National Association, a national banking association (“Escrow Agent”).

W I T N E S S E T H:

WHEREAS, on the date hereof, Parent, Merger Sub and Company have entered into an Agreement and Plan of Merger, dated October 15, 2012 (“Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, Parent will acquire all of the outstanding shares of common stock of the Company and Merger Sub will merge with and into the Company, with the Company surviving the merger and becoming a wholly-owned subsidiary of Parent;

WHEREAS, Section 8.06 of the Merger Agreement contemplates that the Company, Parent, Merger Sub and the Escrow Agent shall enter into this Deposit Escrow Agreement in connection with the execution of the Merger Agreement (the “Execution”) and that at the Execution, Parent shall deliver to the Escrow Agent, pursuant to the wire instructions attached hereto as Exhibit A, an amount of cash equal to $1,000,000, less the Escrow Agent Fees;

WHEREAS, Pursuant to the terms of the Merger Agreement, the parties have agreed that the Escrow Funds (as defined below) shall be held in escrow and distributed in accordance with the terms and provisions of this Deposit Escrow Agreement; and

WHEREAS, Capitalized terms not defined herein shall have the same definitions as set forth in the Merger Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto, agree as follows:

1.

Appointment of and Acceptance by the Escrow Agent.  The Company, Parent and Merger Sub hereby appoint the Escrow Agent to serve as their escrow agent for the purposes set forth herein.  The Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein. The Escrow Agent, upon receipt of the Escrow Funds on the date hereof in accordance with the foregoing recitals, agrees to hold, invest and disburse the Escrow Funds (as defined below) solely in accordance with the terms and conditions of this Deposit Escrow Agreement. The Escrow Agent shall acknowledge receipt of the Deposit upon actual receipt thereof by notifying the other parties to this Deposit Escrow Agreement by email.

2.

Investment of the Escrow Funds.  The funds held by the Escrow Agent from time to time pursuant to this Deposit Escrow Agreement, together with all income accrued thereon which has not been distributed pursuant to this Deposit Escrow Agreement, are referred to herein as the “Escrow Funds.”

a.

Escrow Agent is authorized and directed to deposit, transfer, and hold and invest any cash in the Escrow Funds and any investment income thereon only as set forth in Exhibit B hereto, or as set forth in any subsequent written instruction signed by all the parties. Parent, Merger Sub and Company each acknowledges that they have read and understand Exhibit B hereto.

b.

Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Deposit Escrow Agreement.  Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Deposit Escrow Agreement. Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Deposit Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. Parent, Merger Sub and Company each acknowledges that the Escrow Agent is not providing investment supervision, recommendations, or advice.

3.

Escrow Agent’s Disbursements of the Escrow Funds.

a.

Instructions.  In the event that the Company or Parent is entitled to receive a distribution of all or any portion of the Escrow Funds as provided in this Section 3, the Escrow Agent shall make such distribution to the account of such party identified on Exhibit A hereto, unless such party has provided written notice to the Escrow Agent with alternative wire instructions prior to the required disbursement date.

b.

Disbursement of Escrow Funds.

i.

The Company and Parent may at any time give joint written instructions to the Escrow Agent setting forth detailed payment instructions for amounts to be distributed from the Escrow Funds.  Upon Escrow Agent’s receipt of joint written instructions from Company and Parent, disbursement of Escrow Funds shall be made by wire transfer of immediately available funds within two (2) Business Days.

ii.

Unless the Company and Parent shall have given the joint written instructions to the Escrow Agent, Parent (on behalf of Merger Sub) and/or the Company, as applicable, shall give written notice to the Escrow Agent and to the other parties to this Deposit Escrow Agreement of its entitlement to the Escrow Funds, which such notice shall be in the form of Exhibit C hereto (each, a “Claim Notice”).

iii.

Upon receipt of a Claim Notice from either party (the “Claimant”), the Escrow Agent shall acknowledge receipt of the Claim Notice by email to the Claimant and to the other party (the “Respondent”). If the Escrow Agent does not receive a written objection to the Claim Notice from the Respondent in the form of Exhibit D hereto (“Objection Notice”) within ten (10) Business Days after the date such notice was deemed delivered to the Respondent, the Escrow Agent shall deliver the Escrow Funds to the Claimant or its designee in the manner set forth in the Claim Notice. If the Escrow Agent receives an Objection Notice within ten (10) Business Days after the date the Claim Notice was deemed delivered to the Respondent, the Escrow Agent shall hold the Escrow Funds and take no action with respect to it until a Final Determination (as defined below).

A “Final Determination” shall mean (i) a written notice from Parent and Company to the Escrow Agent in the form of Exhibit E hereto setting forth the manner in which the Escrow Funds are to be paid, or (ii) a copy of a final order or judgment of a court of competent jurisdiction or decision of an arbitration panel determining the rights of Parent, Merger Sub and Company with respect to the Escrow Funds or resolution of a claim with respect thereto, accompanied by a letter of counsel of Parent (on behalf of Merger Sub) or Company, as the case may be, addressed to the Escrow Agent stating that such order or judgment has been finally affirmed on appeal by the highest court before which such appeal may be sought, or has become final by lapse of time or is otherwise not subject to appeal or such decision of the arbitration panel is binding and is not subject to appeal.  A “Business Day” shall mean a day other than a Saturday, Sunday or day on which the Escrow Agent is authorized or permitted to close in the jurisdiction in which it is located.

iv.

The Escrow Agent shall release the Escrow Funds promptly following the receipt of written evidence of a Final Determination in respect of a pending claim, as contemplated by Section 3(b)(iv) above.

4.

Liability and Duties of Escrow Agent.  Parent, Merger Sub and Company hereby recognize and acknowledge that the Escrow Agent is serving hereunder at their request. Accordingly, it is understood and agreed as follows:

a.

The Escrow Agent shall hold the Escrow Funds during the period or periods specified in this Deposit Escrow Agreement and shall dispose of the Escrow Funds in accordance with the terms hereof and not as the property of the Escrow Agent. The duties and responsibilities of the Escrow Agent shall be entirely administrative and not discretionary, and shall arise solely under and in accordance with this Deposit Escrow Agreement. Under no circumstance will Escrow Agent be deemed to be a fiduciary to any party or any other person under this Deposit Escrow Agreement.

b.

Parent, Merger Sub and Company agree that the Escrow Agent shall not be liable for any claim arising hereunder or in connection herewith (whether or not asserted by Parent, Merger Sub, Company or any third party) unless such claim is based upon the willful misconduct or gross negligence of the Escrow Agent in performing its duties pursuant to this Deposit Escrow Agreement. Parent (on behalf of itself and Merger Sub) and Company hereby jointly and severally agree to indemnify the Escrow Agent and hold it harmless from and against all claims, demands, costs, liabilities and expenses, including, without limitation, attorneys’ fees and costs which may be asserted against the Escrow Agent or to which it may be exposed or which it may incur or suffer, directly or indirectly, by reason of the execution or performance of this Deposit Escrow Agreement, unless such claims, demands, costs, liabilities or expenses are based upon the willful misconduct or gross negligence of the Escrow Agent in performing its duties pursuant to this Deposit Escrow Agreement. This Section 4(b) shall survive notwithstanding any termination of this Deposit Escrow Agreement or the resignation or removal of the Escrow Agent. The indemnification provided in this Section 4(b) is only for the benefit of the Escrow Agent and shall not affect the rights of the parties under the Merger Agreement.

c.

ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (ii) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF DEPOSIT ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

d.

Escrow Agent may fully rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or printed by the proper party or parties. Concurrent with the execution of this Deposit Escrow Agreement, the Parties shall deliver to the Escrow Agent the authorized signers’ form attached hereto as Exhibit F.

e.

Escrow Agent shall not be liable for any reasonable action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Deposit Escrow Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith or in accordance with or in reliance upon the opinion of such counsel.  In addition, the Escrow Agent shall have no liability if it distributes the Escrow Funds in accordance with a Final Determination or an order of a court of competent jurisdiction or if it delivers such Escrow Funds to such a court for disposition by such court.

f.

The fees of Escrow Agent, as set forth on Exhibit G hereof (the “Escrow Agent Fees”), and all of its out-of-pocket expenses, shall be charged against and paid from the Escrow Funds. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Deposit Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of the Escrow Funds under this Deposit Escrow Agreement are not fulfilled, or the Escrow Agent renders any service related to this Deposit Escrow Agreement, but not contemplated in this Deposit Escrow Agreement, or there is any assignment of interest in the subject matter of this Deposit Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Deposit Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Funds with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Funds.

g.

Income with respect to the Escrow Funds shall be deemed to have been earned by the party who receives the Escrow Funds and shall be subject to withholding regulations then in force with respect to United States taxes.  Each party shall, at the request of Escrow Agent, provide the Escrow Agent with appropriate W-9 forms or tax identification number certifications, or resident alien certifications. This Section shall survive notwithstanding any termination of this Deposit Escrow Agreement or the resignation of the Escrow Agent.

h.

This Deposit Escrow Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Deposit Escrow Agreement against the Escrow Agent.  The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except the Deposit Escrow Agreement.

i.

The Escrow Agent may resign and be discharged from its duties or obligations under this Deposit Escrow Agreement by giving not less than thirty (30) days’ prior written notice to Parent and Company of such resignation, provided that no such resignation shall be effective until a successor Escrow Agent, designated jointly by Parent and Company, has agreed to serve as the Escrow Agent in accordance with the terms of this Deposit Escrow Agreement. From the date of said letter of resignation until the delivery of the Escrow Funds to the successor Escrow Agent, the Escrow Agent’s sole duty hereunder shall be to retain the Escrow Funds and invest and reinvest said Escrow Funds pursuant to Section 1.  Notwithstanding the foregoing, if no successor is appointed within thirty (30) days after such resignation notice is deemed given hereunder, the Escrow Agent may deliver the Escrow Funds into a court of competent jurisdiction and, thereupon, shall be released from any and all obligations and liabilities arising under or in connection with this Deposit Escrow Agreement or its duties as an escrow agent hereunder.

j.

If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Deposit Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Funds until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Funds, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Funds, in which event the Escrow Agent shall be authorized to disburse the Escrow Funds in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Funds and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

5.

Termination.  The duties of the Escrow Agent shall be terminated (a) upon disbursement or release of the entire Escrow Funds by the Escrow Agent in accordance with the terms hereof; (b) by written mutual consent signed by Company and Parent (on behalf of itself and Merger Sub), or (c) by delivery or payment of the Escrow Funds into a court of competent jurisdiction pursuant to a resignation in accordance with Section 4(i) or as otherwise contemplated by Section 4(j).

6.

Escheat.  Parent, Merger Sub and Company are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Funds escheat by operation of law.

7.

Notice.  All notices, consents, approvals, directions, and instructions required or permitted under this Deposit Escrow Agreement shall be given in writing and delivered either by hand or by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service guaranteeing delivery within twenty-four (24) hours (charges prepaid), or by electronic mail and addressed as follows:

If to Parent or Merger Sub, to:

LFP Broadcasting, LLC

8484 Wilshire Blvd.

Suite 900

Beverly Hills, CA 90211

Attention: Michael H. Klein, President

Email: mklein@lfp.com

with a copy (which will not

constitute notice to Parent or

Merger Sub) to:

Lipsitz Green Scime Cambria LLP

42 Delaware Avenue, Suite 120

Buffalo, New York 14202-3924

Attention: Paul J. Cambria, Jr. Esq. and

Attention:  Jeffrey F. Reina, Esq.

Email:

If to the Company, to:

New Frontier Media, Inc.

6000 Spine Road, Suite 100

Boulder, CO 80301-3323

Attention:

General Counsel

Email:

with a copy (which will not

constitute notice to the Company)

to:

Alston & Bird LLP

950 F Street, NW

Washington, DC 20004-1404

Attention: Keith E. Gottfried, Esq.

Email: keith.gottfried@alston.com

and

Holland & Hart LLP

One Boulder Plaza

1800 Broadway, Suite 300

Boulder, CO 80302-5234

Attention: Scott A. Berdan, Esq.

Email: saberdan@hollandhart.com

If to Escrow Agent:

U.S. Bank National Association

Corporate Trust Services

214 N. Tryon Street, Suite 2700

Charlotte, NC  28202

Attn: Lisa Moorehead

Telephone:  704-335-4597

Email: lisa.moorehead@usbank.com

or to such other address or to the attention of such other person as any party shall have requested by a written notice given pursuant to this Section 7. Notices will be deemed to have been given hereunder when delivered personally, one day after deposit with a nationally recognized overnight courier service or three (3) days after deposit in the U.S. Mail, as may be applicable, whether or not delivery is accepted by the addressee. Notices also may be given by electronic mail, as applicable, set forth above, and shall be effective on the date transmitted if confirmed by a delivery receipt. Copies of all communications hereunder shall be sent to Escrow Agent.

8.

Assignment.  Subject to the Escrow Agent’s right to withdraw pursuant to Section 4(i) hereof, this Deposit Escrow Agreement may not be assigned by Parent, Merger Sub, Company or the Escrow Agent without the prior written consent of the other parties (with written consent by Parent applicable to both Parent and Merger Sub) hereto.

9.

 No Third-Party Beneficiaries. Except as expressly provided in Section 4(b) above, nothing in this Deposit Escrow Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Deposit Escrow Agreement or any funds escrowed hereunder.

10.

Force Majeure.  The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Deposit Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

11.

Governing Law.  This Deposit Escrow Agreement shall be governed by and construed in accordance with the laws and decisions of the State of Colorado applicable to agreements made to be performed entirely in such jurisdiction, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any state other than the State of Colorado.

12.

Jurisdiction. Each of the parties and the Escrow Agent irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Colorado, in connection with any claims or disputes that may arise out of or relate to the subject matter set forth herein. Each party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law. To the extent that in any jurisdiction either party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such party shall not claim, and it hereby irrevocably waives, such immunity.

13.

Waiver of Trial by Jury Each party and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Deposit Escrow Agreement.

14.

Counterparts.  This Deposit Escrow Agreement may be executed in one or more counterparts, including by electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature to this Deposit Escrow Agreement is delivered by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

15.

Headings.  The headings used in this Deposit Escrow Agreement are for convenience of reference only and do not constitute a part of this Deposit Escrow Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Deposit Escrow Agreement, and all provisions of this Deposit Escrow Agreement will be enforced and construed as if no heading had been used in this Deposit Escrow Agreement.

16.

Interpretation.  The captions in this Deposit Escrow Agreement are inserted for convenience of reference only and shall not limit or affect the interpretation of any provision in this Deposit Escrow Agreement.  The singular shall include the plural, and the plural shall include the singular; any gender shall include all other genders as the meaning and context of this Deposit Escrow Agreement shall require.  This Deposit Escrow Agreement is the product of arm’s length negotiations between sophisticated, well-represented parties and no provision herein shall be construed against the drafter thereof.

17.

Severability. If any provision of this Deposit Escrow Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

18.

Amendment.  This Deposit Escrow Agreement may not be amended or modified, except by a written instrument executed by the Company, Parent and the Escrow Agent.

19.

Termination of Deposit Escrow Agreement.  This Deposit Escrow Agreement shall remain in effect unless and until (i) all Escrow Funds are distributed in full, or (ii) it is terminated by a written instrument executed by the Company and Parent.

20.

Merger or Consolidation.  Any banking association or corporation into which the Escrow Agent (or substantially all of its corporate trust business) may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

21.

Funds Transfer.  In the event funds transfer instructions are given subject to the terms and conditions hereof (other than in writing at the time of execution of this Deposit Escrow Agreement), whether in writing or by email or facsimile, the Escrow Agent may seek confirmation of such instructions by telephone call-back to the person or person designated in Section 7 hereof, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated.  The persons and telephone numbers for call-backs may be changed only in writing by an authorized party actually received and acknowledged by the Escrow Agent.  The parties to this Deposit Escrow Agreement acknowledge that such security procedure is commercially reasonable.  It is understood that the Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (i) the beneficiary, (ii) the beneficiary’s bank or (iii) an intermediary bank.  The Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank, designated.

22.

Identifying Information.  The Company, Parent and Merger Sub acknowledge that a portion of the identifying information set forth in this Deposit Escrow Agreement and the Exhibits hereto is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107–56 (the “USA Patriot Act”), and the Company, Parent and Merger Sub agree to provide any additional information reasonably requested by the Escrow Agent pursuant to the USA Patriot Act or any similar legislation or regulation to which Escrow Agent is subject, in a timely manner.  The Company, Parent and Merger Sub each represent that all identifying information set forth in this Deposit Escrow Agreement and the Exhibits hereto, including without limitation, its Taxpayer Identification Number or Social Security Number assigned by the Internal Revenue Service, is true and complete on the date hereof and in the event such information regarding a party changes subsequent to the date hereof, such party will promptly notify the Escrow Agent of such change.

[Signatures Appear on Next Page]

0

IN WITNESS WHEREOF, the parties hereto have executed this Deposit Escrow Agreement on the date and year first written above.

PARENT:

LFP BROADCASTING, LLC

By:  /s/Michael H. Klein

Name:  Michael H. Klein

Title:  President

MERGER SUB:

FLYNT BROADCAST, INC.

By:  /s/Michael H. Klein

Name:  Michael H. Klein

Title:  President

COMPANY:

NEW FRONTIER MEDIA, INC.

By:  /s/ Grant H. Williams

Name:  Grant H. Williams

Title:  Chief Financial Officer

ESCROW AGENT:

U.S. BANK NATIONAL ASSOCIATION

By:  /s/Lisa L. Moorehead

Name:  Lisa L. Moorehead

Title:  Asst. Vice President

Exhibit A

Wire Instructions

Escrow Fund:

U.S. Bank Global Corporate Trust Services

ABA#:

XXXXXXXX

Account #:

XXXXXXXX

Act BNF:

US Bank CT Southeast Wire Clrg

ATTN:

Lisa Moorehead

Re:

Project Crocket

Company:

Bank Name:

Great Western Bank

Bank Address:

100 N Phillips Avenue, PO Box 2345, Sioux Falls, SD 57101-2345

Account Name:

New Frontier Media, Inc. Operating Account

Account Number: XXXXXXXX

ABA #:

XXXXXXXX

Parent:

Bank Name:

Bank Of The West

Bank Address:

9401 Wilshire Blvd, Beverly Hills, CA 90212, USA

Account Name:

LFP Broadcasting, LLC

Account #:

XXXXXXXX

ACH Routing #:

XXXXXXXX

Wire Routing #:

XXXXXXXX

SWIFT:

XXXXXXXX

Exhibit B

U.S. BANK NATIONAL ASSOCIATION

MONEY MARKET ACCOUNT AUTHORIZATION FORM

DESCRIPTION AND TERMS

The U.S. Bank Money Market Account is an U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank.  Selection of this investment includes authorization to place funds on deposit with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day.  Interest is accrued daily and credited monthly to the account.  Interest rates are determined at U.S. Bank’s discretion and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers.  U.S. Bank’s trust department performs all account deposits and withdrawals.  Deposit accounts are FDIC Insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits.

AUTOMATIC AUTHORIZATION

In the absence of specific written direction to the contrary, U.S. Bank is hereby directed to invest and reinvest proceeds and other available moneys in the U.S. Bank Money Market Account (#XXXXXX).  The U.S. Bank Money Market Account is a permitted investment under the operative documents and this authorization is the permanent direction for investment of the moneys until notified in writing of alternate instructions.

Exhibit C

Form of Claim Notice

BANK ADDRESS Attention:

Ladies and Gentlemen:

Pursuant to Section 3 of the Deposit Escrow Agreement (“Deposit Escrow Agreement”), dated October 15, 2012, by and among LFP Broadcasting, LLC, a Delaware limited liability company (“Parent”), Flynt Broadcast, Inc., a Colorado corporation (“Merger Sub”), New Frontier Media, Inc., a Colorado corporation (“Company”), and you, [Insert Name of Claimant] hereby notifies you that it is making a claim against [Insert Name of Respondent] for the full amount of the Escrow Funds. The factual basis for this claim is as follows:

[insert facts]

Payment of the Escrow Funds pursuant to this claim shall be delivered as follows:

[insert instructions for payment]

Sincerely,

[INSERT NAME OF CLAIMANT]

By:

Name:

Title:

Exhibit D

Form of Objection Notice

BANK ADDRESS Attention:

Ladies and Gentlemen:

Pursuant to Section 3 of the Deposit Escrow Agreement (“Deposit Escrow Agreement”), dated October 15, 2012, by and among LFP Broadcasting, LLC, a Delaware limited liability company (“Parent”), Flynt Broadcast, Inc., a Colorado corporation (“Merger Sub”), New Frontier Media, Inc., a Colorado corporation (“Company”), and you, the undersigned hereby notifies you that it objects to [Insert Name of Claimant] Claim Notice dated _____ , 2011, and requests that you hold the Escrow Funds until a Final Determination. The factual basis for this objection is as follows:

[insert facts]

Sincerely,

[INSERT NAME OF RESPONDENT]

By:

Name:

Title:

Exhibit E

Form of Final Determination Notice

BANK ADDRESS Attention:

Ladies and Gentlemen:

Pursuant to Section 3 of the Deposit Escrow Agreement (“Deposit Escrow Agreement”), dated October 15, 2012, by and among LFP Broadcasting, LLC, a Delaware limited liability company (“Parent”), Flynt Broadcast, Inc., a Colorado corporation (“Merger Sub”), New Frontier Media, Inc., a Colorado corporation (“Company”), and you, Parent, on behalf of itself and Merger Sub, and Company hereby authorize and direct you to pay the entire Escrow Funds as follows:

[insert agreed upon instructions for payment]

Sincerely,

PARENT

By:

Name:

Title:

COMPANY

By:

Name:

Title:

Exhibit F

Authorized Signatures

Party	Name	Phone Number	Signature

Company	Grant H. Williams	303-444-0900 (ext. 2185)	/s/Grant H. Williams

Company	Marc Callipari	303-444-0900 (ext. 2127)	/s/Marc Callipari

Parent	Michael H. Klein	323-651-5400 (ext 7421)	/s/Michael H. Klein

Parent	Christopher J. Woodward	323-651-5400 (ext. 7801)	/s/Christopher J. Woodward

Merger Sub	Michael H. Klein	323-651-5400 (ext. 7421)	/s/Michael H. Klein

Merger Sub	Christopher J. Woodward	323-651-5400 (ext. 7801)	/s/Christopher J. Woodward

Exhibit G

Project Crockett:

LFP Broadcasting, LLC

Flynt Broadcast, Inc.

New Frontier Media, Inc.

SCHEDULE OF FEES FOR ESCROW AGENT SERVICES

SET-UP & ACCEPTANCE FEE:

WAIVED

ONE-TIME ESCROW AGENT FEE:

$ 1,500.00

The one-time fee covers the administration of Escrow Agent Services, including the maintenance of proper records and performance of duties required under the terms of the Deposit Escrow Agreement.  The one-time fee is for a period of 12 months; thereafter, a monthly fee of $250.00 will be billed.

TRANSACTION FEES:

Checks/Wires/Tax Reporting:

Waived

OUT-OF-POCKET & LEGAL EXPENSES (if applicable):

Billed at Cost

Reimbursement of direct expenses associated with the performance of our duties including, but not limited to, publications, mailings, legal fees and travel expenses.

1. EXTRAORDINARY SERVICES:

Extraordinary fees are payable to the Escrow Agent for duties or responsibilities not expected to be incurred at the outset of the transaction, not routine or customary, and not incurred in the ordinary course of business.  Payment of extraordinary fees is appropriate where particular inquiries, events or developments are unexpected, even if the possibility of such things could have been identified at the inception of the transaction.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a Trust, or other legal entity, we ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification, and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

October 12, 2012